                                                               Exhibit 10.25

                                   OPTION AGREEMENT

    This Option Agreement (this "Agreement") is dated this 30th day of May, 1997, and is by and among DentalCo Modern Acquisition Corp., a Maryland corporation ("DMAC"), Howard M. Koff, D.D.S. and Associates, P.C., a Pennsylvania professional services corporation ("HMK-PA"), Howard M. Koff, D.D.S. and Associates of New Jersey, P.A., a New Jersey professional services corporation ("HMK-NJ", and together with HMK-PA, "HMK"), Michael S. Ayes, D.D.S., an individual ("Michael Ayes"), Mitchel Blumenthal, D.D.S., an individual ("Blumenthal"), Howard M. Koff, D.D.S., an individual ("Koff"), and Richard L. Rush, D.D.S., an individual ("Rush") (Michael Ayes, Blumenthal, Koff, and Rush are sometimes individually referred to herein as a "Stockholder" and collectively as the "Stockholders").


                                       RECITALS

    A. The Stockholders own all of the issued and outstanding shares of capital stock of HMK.

    B. A condition precedent, among others, to that certain Asset Purchase Agreement (the "Asset Purchase Agreement") of even date herewith by and among DMAC, Modern Dental Concepts, Inc. ("MDC"), Modern Dental Concepts-PA, Inc. ("MDC-PA"), Modern Dental Concepts-NJ, Inc. ("MDC-NJ", and together with MDC and MDC-PA, "Modern"), Marc V. Ayes ("Marc Ayes") and the Stockholders, is the grant by HMK and the Stockholders to DMAC or its designee of an irrevocable option, coupled with an interest (the "Option"), to acquire substantially all of the assets of HMK-PA and all of the assets of HMK-NJ excluding HMK-NJ's professional assets (i.e., dental records) (the "Option Assets") (alternatively, and at the sole discretion of DMAC or its affiliates, some or all of the assets of HMK-NJ may remain at HMK-NJ, and DMAC and HMK-NJ may enter into a Stock Restriction Agreement in form and substance satisfactory to DMAC or its affiliates, in their sole and absolute discretion. This is the Agreement by which the Option is granted. Capitalized terms not herein defined shall have the meanings ascribed to them by the Asset Purchase Agreement.

    C. In conjunction with the execution of this Agreement, the parties hereto, MDC, Marc Ayes and Piper & Marbury L.L.P., as escrow agent, are entering into an Escrow Agreement, of even date herewith (the "Escrow Agreement"), whereby 145,000 of the DentalCo Shares (the "Escrow Shares") payable to MDC pursuant to the Asset Purchase Agreement, shall be delivered into escrow (the "Escrow") to secure certain obligations of HMK to DMAC hereunder and to fund any WC Deficit pursuant to the provisions of Section 1.09 of the Asset Purchase Agreement.

    NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, DMAC, HMK and the Stockholders agree as follows:

    1.   Grant of Option; Option Period.

    HMK and the Stockholders hereby grant to DMAC or its designee the Option to acquire the Option Assets, free and clear of all liens, encumbrances, security interests or restrictions of any kind, except for the liens securing the J&J Loan (as hereinafter defined). The Option shall be exercisable at any time on or prior to the second anniversary of the date hereof (the "Option Period"). The exercise price for the Option shall be $3,300,000 (the "Exercise Price"), subject to adjustment and payable in accordance with the provisions of Section 4 hereof.

    2.   J&J Liens and Advances by DMAC.

         (a) Principal Amount of J&J Loan. The assets of HMK are currently encumbered by liens of Johnson & Johnson Finance Corporation ("J&J") securing a loan (the "J&J Loan") by J&J to HMK and others in the amount of $4,574,444.36. On May 27, 1997, the principal amount outstanding under the J&J Loan was $4,155,713.02, and $329,659.41 was due on account of accrued and unpaid interest, penalties, attorneys fees and other amounts (collectively, the "Fees"). On or shortly after the date hereof, MDC shall make a payment to J&J of $600,000 to be first applied against the Fees, with the remainder being applied to reduce the outstanding principal amount under the J&J Loan to approximately $3,890,000, with such outstanding principal amount being further reduced by the payments (the "Principal Payments") of Benton Dental Supply Company of $128,255 on the Subsequent Closing Date (as defined in the Asset Purchase Agreement). Also on the Subsequent Closing Date, a DMAC affiliate will make a payment of approximately $241,381 to J&J as part of its assumption of certain debt of MDC. The principal amount outstanding to J&J after these principal payments will equal approximately $3,520,000. HMK and the Stockholders agree that until 60 days after the expiration of the Option Period, the principal amount of the J&J Loan shall in no event exceed $3,520,000.

         (b) Advances. During the Option Period, if HMK does not have funds available to make required monthly principal or interest payments pursuant to the J&J Loan, then DMAC or an affiliate shall advance funds directly to J&J (the "Advances") on HMK's behalf, to make such payments. Prior to the Principal Prepayments, commencing on the date hereof and through the date of the last required monthly payment of principal and interest payable in calendar year 1997, the amount of required monthly payments of principal and interest to J&J are $130,000. Prior to the Principal Prepayments, commencing with the first payment of principal and interest due to J&J in calendar year 1998 and through February 26, 1999, monthly payments of principal and interest to J&J are $190,415.06, with a balloon payment of $772,877.31 due on March 26, 1999.

         (c) Security for Advances. To secure, among other things, the repayment obligation of HMK for the Advances and any amount payable by HMK as an Excess Option Amount, the Stockholders have agreed to deposit into Escrow the Escrow Shares.

    3.   Exercise of the Option.

    To exercise the Option, DMAC shall deliver to HMK, at their principal executive offices, written notice (the "Option Notice") stating its desire to exercise the Option, and the closing date therefor, which date shall not be less than 30 days nor more than 60 days after the date of the Option Notice (the "Option Closing Date"). The exercise of the Option and the acquisition of the Option Assets shall be structured, to the extent feasible and to the extent not causing an increase in cost to DMAC, as a tax-free reorganization described under Section 368(a) of the Internal Revenue Code of 1986, as amended. At the Option closing, HMK and their stockholders shall execute and deliver to DMAC or its designee a stock restriction agreement with respect to the disposition of the capital stock of HMK, in form and substance as is acceptable to DMAC, in its sole discretion.

    4.   Payment of the Exercise Price.

    On the Option Closing Date, DMAC or its affiliate shall pay the Exercise Price as follows:

         DMAC or its affiliate shall assume the principal amount of the J&J Loan outstanding on the Option Closing Date and the obligation to pay accrued but unpaid interest thereon existing on such date (the principal amount outstanding plus the amount of interest accrued and unpaid on such date being called, the "Assumed Amounts"), provided, however, that in no event shall the principal amount of the J&J Loan on the Option Closing Date exceed $3,520,000. If the Assumed Amount, on the Option Closing Date plus the sum of (a) the aggregate amount of all Advances made through such date and (b) the amount by which current liabilities of HMK exceed current assets of HMK, both as determined in accordance with GAAP and as set forth on HMK's unaudited balance sheet (the "HMK Option Closing Date Balance Sheet") as of a date within not more than 10 days prior to the Option Closing Date (the sum of the Assumed Amounts plus the amounts set forth in (a) and (b) above being called, the "Payment Threshold Amount") exceed $3,300,000 (the amount, if any, of such excess being called, the "Excess Option Amount"), then at the closing (the "Option Closing"), HMK shall remit to DMAC, in immediately available funds, the Excess Option Amount or, alternatively and in lieu of the delivery of immediately available funds to DMAC, HMK shall direct the Escrow Agent to deliver to DMAC that number of Escrow Shares equal to the Excess Option Amount divided by greater of (i) $12.00 or, (ii) if the stock of DentalCo (as herein after defined) is publicly traded at such time, the average of the closing price of such stock for the prior 20-day period (the "Average 20-Day Closing Price") (any deficiency shall be paid in immediately available funds). If $3,300,000 exceeds the Payment Threshold Amount, then DMAC shall pay to HMK, at the Option Closing, the excess in immediately available funds. Upon the payment of the full Exercise Price as aforesaid and upon the satisfaction of any WC Deficit (as defined in Section 1.09 of the Asset Purchase Agreement), any Escrow Shares remaining in the Escrow shall be released to the Stockholders.

    5. Automatic Exercise of Option. Upon the occurrence of the event listed in subsection (a) below, the Option shall be deemed to have been exercised, without any further action of the parties hereunder (an "Automatic Option Exercise"), the closing of the Automatic Option Exercise (the "Automatic Exercise Closing") shall occur not later than 30 days after the occurrence of the event triggering the Automatic Option Exercise, and DMAC or its affiliate shall pay to HMK the Automatic Exercise Price (defined below) in accordance with the provisions of subsection (b) below:

         (a) the expiration of the Option Period, but only if the sum of (a) 95% of HMK's current accounts receivable on such date plus (b) HMK's aggregate collected revenues for the 12-month period preceding such date (the "Revenues"), equal or exceed $2,000,000.

         (b) Exercise Price for Automatic Option Exercise. At the Automatic Exercise Closing, DMAC shall pay to HMK, in accordance with the provisions of
Section 6 below, the exercise price (the "Automatic Exercise Price") equal to $3,300,000 reduced by $1.10 for every dollar that the Revenues are less than $3,000,000, and increased by $1.10 for every dollar that the Revenues exceed $3,000,000.


    6.   Payment of the Automatic Exercise Price.

    On the date of the Automatic Exercise Closing (the "Automatic Exercise Closing Date"), DMAC or its affiliate shall pay the Automatic Exercise Price as follows:
         DMAC shall assume the principal amount of the J&J Loan outstanding on the Automatic Exercise Closing Date and the obligation to pay accrued but unpaid interest thereon existing on such date (the principal amount outstanding plus the amount of interest accrued and unpaid on such date being called, the "Automatic Exercise Amounts"), provided, however, that in no event shall the principal amount of the J&J Loan on the Automatic Exercise Closing Date exceed $3,520,000. If the Automatic Exercise Amounts, on the Automatic Exercise Closing Date, plus the sum of (a) the aggregate amount of all Advances made through such date and (b) the amount by which current liabilities of HMK exceed current assets of HMK, both as determined in accordance with GAAP and as set forth on HMK's unaudited balance sheet (the "Automatic Exercise Closing Date Balance Sheet") as of a date within not more than 10 days prior to the Automatic Exercise Closing Date (the sum of the Automatic Exercise Amounts plus the amounts set forth in (a) and
         (b) above being called, the "Automatic Exercise Threshold Amount") exceed the Automatic Exercise Price (the amount, if any, of such excess being called, the "Excess Automatic Exercise Amount"), then at the Automatic Exercise Closing, HMK shall remit to DMAC, in immediately available funds, the Excess Automatic Exercise Amount or, alternatively and in lieu of the delivery of immediately available funds to DMAC, HMK shall direct the Escrow Agent to deliver to DMAC that number of Escrow Shares equal to the Excess Automatic Exercise Amount divided by greater of $12.00 or the Average 20-Day Closing Price (any deficiency shall be paid in immediately available funds). If the Automatic Exercise Price exceeds the Automatic Exercise Threshold Amount, then DMAC shall pay to HMK, at the Automatic Exercise Closing, the excess in immediately available funds. Upon the payment of the full Automatic Exercise Price as aforesaid and upon the satisfaction of any WC Deficit, any Escrow Shares remaining in the Escrow shall be released to the Stockholders.

    7. Expiration of Option Without Exercise. If the Option Period expires without DMAC exercising the Option or an Automatic Option Exercise being triggered, then HMK promptly shall pay DMAC, in immediately available funds, the aggregate amount of all Advances or, alternatively and in lieu of the delivery of immediately available funds to DMAC, HMK shall direct the Escrow Agent to deliver to DMAC that number of Escrow Shares equal to all Advances divided by $12.00 (any deficiency shall be paid in immediately available funds). Any Escrow Shares thereafter remaining in Escrow (upon the satisfaction of any WC Deficit) shall be released to the Stockholders.
    8. Representations and Warranties; Covenants; Conditions Precedent; Indemnification.
         (a)  General Rules Regarding Provisions Incorporated by Reference.
              With respect to any provisions of the Asset Purchase Agreement that are incorporated herein by reference, the following rules of construction shall govern:

              (i) With respect to provisions incorporated herein by reference from Articles II, IV, and VI, any reference to entities other than HMK shall (except for references to the Buyer or DentalCo, which shall not be given effect), be deemed to be a reference to HMK and any reference to individuals other than the Stockholders shall be deemed to be a reference to the Stockholders;

              (ii) Any reference to the "Transactions" shall be deemed to be a reference to the transactions herein contemplated;
              (iii) Any reference to the "Business" shall be deemed to be a reference to the business of HMK conducted on the date hereof;
              (iv) Any reference to the "Buyer" or "DentalCo" shall be deemed to be a reference to DMAC;

              (v) Any reference to the "Purchased Assets" shall be deemed to be a reference to the Option Assets;
              (vi) Any reference to the "Closing Date" or the "Subsequent Closing Date" shall be deemed to be a reference to the Option Closing Date or the Automatic Exercise Closing Date, as applicable; and
              (vii) Any reference in Article VIII to (A) the "Seller Parties" or the "Ancillary Seller Parties" shall be deemed to be a reference to HMK and the Stockholders, (B) "pre-Closing" shall be deemed to be a reference to all periods prior to the Option Closing Date or Automatic Exercise Closing Date, as applicable, (C) "Broad Group Companies" shall be deemed to be a reference to HMK, and (D) the "Assumed Liabilities" shall be deemed to be a reference to that portion of the J&J Loan assumed by DMAC at the Option Closing Date or Automatic Exercise Closing Date, as applicable.
         (b)  Representations and Warranties of HMK and the Stockholders.

              As a material inducement to DMAC to enter into this Agreement, HMK and the Stockholders hereby jointly and severally make those representations and warranties, as of the date hereof, as amended by HMK and disclosed to DMAC after the date hereof pursuant to Section 11(g) hereof, and as of the Option Closing Date or Automatic Exercise Closing Date, as applicable (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Option Closing Date or Automatic Exercise Closing Date, as applicable, shall be true and correct in all material respects as of the date expressly stated), to DMAC as set forth in Article II of the Asset Purchase Agreement, which are incorporated herein by reference in their entirety, except that Section 2.04 of the Asset Purchase Agreement is not incorporated herein by reference, and in lieu thereof, the following is made a part of this Agreement:
         "Section 2.04 Financial Statements. (a) Each of HMK-PA and MHK-NJ has furnished to DMAC its unaudited balance sheet for its fiscal year ended December 31, 1996 (the "1996 Balance Sheet"), and the related unaudited statements of income and retained earnings and cash flows for the fiscal year then ended, including the related notes thereto, all of which have been compiled (collectively, the "HMK Financial Statements"). The HMK Financial Statements have been prepared in accordance with GAAP, and fairly present the financial position of HMK as of the dates stated and the results of operations of HMK for the periods then ended.

         (b) Each of HMK-PA and MHK-NJ has delivered to the Buyer its unaudited balance sheet as at March 31, 1997, and its unaudited related statements of income and retained earnings and cash flows for the period beginning on the first day of HMK's current fiscal year and ending on March

         31, 1997 (collectively, the "HMK Interim Statements"). The HMK Interim Statements have been prepared in conformity with GAAP, and fairly present (subject to normal, recurring audit adjustments) the unaudited financial position of HMK as at such date and the results of operations of HMK for such period then ended. The business conducted by HMK prior to the Reorganization is substantially similar in scope, financial position and results of operations as that conducted by HMK after the Reorganization. The Reorganization has not had a Material Adverse Effect on the financial position and results of operations of HMK, and none is reasonably likely to occur as the direct result of the Reorganization. HMK has no subsidiaries, and is not required, pursuant to GAAP, to consolidate the financial position and results of operations of any other entity with its own."

To the extent delivered pursuant to the provisions of Section 4 or Section 6 hereof, the HMK Option Closing Date Balance Sheet or Automatic Exercise Closing Date Balance Sheet will be prepared in conformity with GAAP, and will fairly present (subject to normal, recurring audit adjustments) the unaudited financial position of HMK as at such date.

    As used in this Agreement (including as incorporated herein by reference from the Asset Purchase Agreement), the phrase "to the best of the Stockholders' knowledge" and any similar phrase shall mean the actual knowledge as of the date of this Agreement of the Stockholders after reasonable inquiry and investigation.
         (c)  Representations and Warranties of DMAC.

              As a material inducement to HMK and the Stockholders to enter into this Agreement, DMAC makes those representations and warranties, as of the date hereof, as amended by DMAC and disclosed to HMK and the Stockholders after the date hereof pursuant to Section 11(g) hereof, and as of the Option Closing Date or Automatic Exercise Closing Date, as applicable (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Option Closing Date or Automatic Exercise Closing Date, as applicable, shall be true and correct in all material respects as of the date expressly stated), to HMK and the Stockholders as set forth in Sections 3.01, 3.02, and 3.04 of the Asset Purchase Agreement, which are incorporated herein by reference in their entirety.

         (d) Covenants of HMK and the Stockholders. The provisions of Article IV and Section 5.01 of the Asset Purchase Agreement are incorporated herein by reference in their entirety.

         (e) Conditions to DMAC's Obligations. Unless waived by DMAC in writing, in its sole discretion, all obligations of DMAC under this Agreement are subject to the fulfillment, prior to or at the Option Closing or Automatic Exercise Closing, as applicable, of each of the conditions set forth in Article VI of the Asset Purchase Agreement, each of which is incorporated herein by reference, except that the provisions of Section 6.10 of the Asset Purchase Agreement are not incorporated herein by reference.

         (f) Conditions to HMK's and the Stockholders' Obligations. Unless waived by HMK in writing, in its sole discretion, all obligations of HMK and the Stockholders under this Agreement are subject to the fulfillment, prior to or at the Option Closing or Automatic Exercise Closing, as applicable, of each of the conditions set forth in Article VII of the Asset Purchase Agreement, each of which is incorporated herein by reference, except that the provisions of Section
7.05 of the Asset Purchase Agreement are not incorporated herein by reference.

         (g) Indemnification. The provisions of Article VIII of the Asset Purchase Agreement are incorporated herein by reference, except (i) that any reference to the limitation of liability of any of the parties until the aggregate amount of Damages with respect to an Indemnifiable Claim or Indemnifiable Claims exceeds $100,000, and then only for the excess, shall be deemed to refer to Damages exceeding $30,000, and then only for the excess, and
(ii) the provisions of Section 8.03(f) of the Asset Purchase Agreement are not incorporated herein by reference.

    9. Additional Covenant of HMK. Prior to the earliest to occur of (a) the Option Closing Date, (b) the Automatic Exercise Closing Date, and (c) 45 days after the expiration of the Option Period, HMK agrees not to (i) amend, without DMAC's prior written consent, which consent may be unreasonably withheld, the loan agreement under which the J&J Loan was made or the promissory note evidencing the J&J Loan (together with any ancillary J&J Loan agreements, the "J&J Loan Documents"), or (ii) voluntarily cause a default under the J&J Loan Documents.

    10. Specific Performance. The parties hereto acknowledge and agree that if any of the provisions of this Agreement were not performed by DMAC, HMK, or the Stockholders in accordance with their specific terms or were otherwise breached, DMAC, HMK, or the Stockholders, as applicable, would not have an adequate remedy at law and would be harmed irreparably and that the damages therefor would be difficult to determine. Accordingly, it is agreed that DMAC, HMK, or the Stockholders, as the case may be, shall be entitled to injunctive relief to prevent breaches of this Agreement by the other party and specifically to enforce the terms and provisions hereof, in addition to any other remedy to which DMAC or HMK, as the case may be, may be entitled, at law or in equity.

    11.  Miscellaneous.

         (a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without reference to the conflicts of laws principles in effect therein.

         (b) If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

         (c) Any notices required to be given hereunder shall be in writing and shall be sufficient in all respects if (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested and postage prepaid,
(iii) sent via a nationally recognized overnight courier or (iv) sent via facsimile confirmed in writing by the recipient, in the case of the Stockholders, at the Stockholders' home addresses listed in the corporate records of HMK and, in the case of either DMAC or HMK, as follows:

         If to DMAC:

                        DentalCo Modern Acquisition Corp.
                        Lake Falls Professional Building
                        6115 Falls Road
                        Baltimore, Maryland  21209
                        Facsimile Number:  (410) 377-3231
                        Attention: President

         If to HMK:
                        Howard M. Koff, D.D.S and Associates, P.C.
                        714 Market Street
                        Philadelphia, Pennsylvania 19106
                        Facsimile Number:  (215) 922-2651
                        Attention: President

or, in any such case, at such other address or addresses as shall have been furnished in writing by such party to the others.

         (d) This Agreement may not be amended or modified without the prior written consent of DMAC, HMK and the Stockholders.

         (e) This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original and all of which together shall be deemed to constitute one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties hereto.

         (f) The Recitals hereto are specifically incorporated herein by reference and made a part of this Agreement.

         (g) Notwithstanding anything to the contrary set forth in this Agreement, the parties hereto shall have the continuing obligation (which shall terminate on the earliest of (i) the Option Closing Date, (ii) the Automatic Exercise Closing Date, or (iii) 45 days after the expiration of the Option Period), promptly to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall be deemed to have been disclosed as of the date of this Agreement if provided to the other party hereto not later than five (5) business days prior to the Option Closing Date or Automatic Exercise Closing Date, as applicable, and, provided, further, that to the extent that any such disclosure would or would likely have a Material Adverse Effect, then DMAC shall have the option not to proceed to the Option Closing and to cause the Automatic Option Exercise not to occur.

                      {signature pages appear on following page}

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

WITNESS:                     DENTALCO MODERN ACQUISITION CORP.


/s/ E. James Kuhns                By: /s/ Lawrence F. Halpert           (SEAL)
- --------------------------            ---------------------------------
E. James Kuhns, Secretary             Lawrence F. Halpert, D.D.S., President



WITNESS:                          HOWARD M. KOFF, D.D.S. AND
                                  ASSOCIATES, P.C.


                                  By: /s/ Howard M. Koff                (SEAL)
- --------------------------            ---------------------------------
                                      Howard M. Koff, D.D.S., President



WITNESS:                          HOWARD M. KOFF, D.D.S. AND
                                  ASSOCIATES OF NEW JERSEY, P.A.


                                  By: /s/ Howard M. Koff                (SEAL)
- --------------------------            ---------------------------------
                                      Howard M. Koff, D.D.S., President


WITNESS:


                                  By: /s/ Howard M. Koff                (SEAL)
- --------------------------            ---------------------------------
                                      Howard M. Koff, D.D.S., Stockholder

WITNESS:


                                  By: /s/ Michael S. Ayes               (SEAL)
- --------------------------            ---------------------------------
                                      Michael S. Ayes, D.D.S., Stockholder

WITNESS:


                                  By: /s/ Richard L. Rush               (SEAL)
- --------------------------            ---------------------------------
                                      Richard L. Rush, D.D.S., Stockholder

WITNESS:

                                  By: /s/ Mitchel Blumenthal            (SEAL)
- --------------------------            ---------------------------------
                                      Mitchel Blumenthal, D.D.S., Stockholder